Exhibit 3.1

A B B O T T

L A B O R A T O R I E S

AMENDED AND RESTATED ARTICLES OF INCORPORATION

Restated Article R-I

1.                  The name of the corporation is: Abbott Laboratories.

2.                  The corporation was incorporated March 6, 1900 under the name: The Abbott Alkaloidal Company.

3.                  Subsequent corporate names and the dates of their adoption are:

Name	Date Adopted
Abbott Laboratories	May 29, 1915

Restated Article R-II

The address of its registered office in the State of Illinois on the date of filing this Amended and Restated Articles of Incorporation is: C T Corporation System, 208 South LaSalle Street, Suite 814, Chicago, Illinois 60604, County of Cook, and the name of its Registered Agent at said address is: C T Corporation.

Restated Article R-III

The duration of the corporation is: Perpetual.

Restated Article R-IV

The purpose or purposes for which the corporation is organized are:

(1)               To manufacture, purchase or otherwise acquire, own, sell, mortgage, pledge, assign, convey, transfer, or otherwise dispose of, to invest, trade, deal in and deal with all kinds of medicines, medicinal preparations and supplies; chemical products, pharmaceutical products, drugs, druggists’ sundries, surgical instruments, dressings and supplies, dental instruments, dressings and supplies, dentifrices, preparations used by dentists, and in dentistry and oral surgery; hospital preparations and supplies; medicines, preparations and instruments used in the cure and care of animals; perfumes and perfumery, toilet preparations, and other articles generally dealt in the retail drug trade; instruments, supplies and preparations used for medicinal, sanitary and other health purposes; and in general all instruments, preparations and supplies that appertain to pharmacy, pharmacology, medicines, drugs, sanitation and health.

(2)               To own and operate laboratories for experimentation and research in the fields of chemistry, pharmacology, biology and physics, or such other fields as the corporation may engage in under its charter.

(3)               To manufacture, purchase, or in any manner acquire, own, mortgage, pledge, sell, assign, convey, transfer, or otherwise dispose of, to invest, trade, deal in and deal with, goods, wares and merchandise, and personal property of every class and description wherever situated or located.

(4)               To develop, apply for, purchase, lease, acquire, hold, use, take or grant licenses in respect of, mortgage, pledge, lease, sell, assign or otherwise dispose of, letters patent of the United States or any foreign country, patent rights, licenses, privileges, inventions, devices, improvements, and processes, formulas, copyrights, trade marks and trade names.

(5)               To purchase or otherwise acquire the whole or any part of the property, assets, business, good will and rights and to undertake or assume the whole or any part of the bonds, mortgages, franchises, leases, contracts, indebtedness, liabilities and obligations of any person, firm, association, corporation or organization, and to pay for the same or any part or combination thereof in cash, shares of the capital stock, bonds, debentures, debenture stock, notes, or other obligations of the corporation or otherwise, or by undertaking and assuming the whole or any part of the liabilities or obligations of the transferor; and to hold or in any manner dispose of the whole or any part of the property and assets so acquired, and to conduct in any lawful manner the whole or any part of the business so acquired and to exercise all the powers necessary or convenient in and about the conduct, management and carrying on of such business.

(6)               To purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, mortgage, pledge or otherwise dispose of shares of voting trust certificates for shares of the capital stock, or any bonds, notes, securities or evidence of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state or district or country, nation or government to issue in exchange therefor shares of the capital stock, bonds, notes or other obligations of the corporation and while the owners thereof to exercise all the rights, powers and privileges of ownership including the right to vote on any shares of stock or voting trust certificates so owned; to promote, lend money to any corporation or association of which any bonds, stocks, voting trust certificates, or other securities or evidences of indebtedness shall be held by or for this corporation, or in which or in the welfare of which, this corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve or enhance the value of any such bonds, stocks or other securities or evidences of indebtedness or the property of this corporation.

(7)               In general, to carry on any other lawful business whatsoever in connection with the foregoing or which is calculated directly or indirectly to promote the interest of the corporation or to enhance the value of its properties and to have and exercise all the rights, powers and privileges, which are now or may hereafter be conferred by the laws of Illinois, to execute, from time to time, general or special powers of attorney to persons, firms, associations or corporations either in the United States or in any other country, state or locality, and to revoke same as and when the Board of Directors may determine; and so far as law will permit, to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do, and in any part of the world, either as principal, agent, contractor, or otherwise, or through corporations of which it may own the stock or securities, or any part thereof, or otherwise, and either alone or in company with others.

(8)               To have all other powers possessed by corporations organized or operating under the general corporation law of the State of Illinois.

Restated Article R-V

The aggregate number of shares which the Corporation is authorized to issue is 2,401,000,000 divided into two classes. The designation of each class, the number of shares of each class, and the par value, if any, of the shares of each class, or a statement that the shares of any class are without par value, are as follows:

Class	Series (if any)	Number of Shares	Par Value per Share or Statement that Shares are Without Par Value
Preferred Shares	Issuable in series	1,000,000	$1 per share
Common Shares	None	2,400,000,000	Without par value

The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are:

Section A
The Preferred Shares

1.                  The Preferred Shares may be issued in one or more series and with such designation for each such series sufficient to distinguish the shares thereof from the shares of all other series and classes, as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series adopted by the Board of Directors. The Board of Directors in any such resolution or resolutions is hereby expressly authorized to divide the Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any series so established as to:

(i)               The rate per annum at which the holders of shares shall be entitled to receive dividends.

(ii)              The price at and the terms and conditions on which shares may be redeemed.

(iii)            The amount payable upon shares in event of involuntary liquidation.

(iv)             The amount payable upon shares in event of voluntary liquidation.

(v)              The sinking fund provisions, if any, for the redemption or purchase of shares.

(vi)             The terms and conditions on which shares may be converted, if the shares are issued with the privilege of conversion.

The Board of Directors may increase the number of shares designated for any existing series by a resolution adding to such series authorized and unissued Preferred Shares not designated for any other series.

2.                  All preferred Shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times as provided in paragraph 3 of this Section A, may differ as to the dates from which dividends thereon shall be cumulative.

3.                  Before any dividends on the Common Shares or on any other class or classes of shares of the Corporation, ranking junior to the Preferred Shares with respect to payment of dividends, shall be paid or declared or set apart for payment, the holders of Preferred Shares shall be entitled to receive when and as declared by the Board of Directors, cumulative cash dividends, out of any funds legally available for the declaration of dividends and in the case of each series at the rate per annum, and no more, for the particular series fixed in the resolution or resolutions providing for the issue of such series of Preferred Shares, adopted by the Board of Directors, payable quarterly on such dates, in each year, as may be fixed in such resolution or resolutions. With respect to each series of the Preferred Shares, such dividends shall be cumulative from the respective dates of issue thereof. No dividends shall be paid on any series of the Preferred Shares in respect of any dividend period unless all cumulative dividends accrued prior to said dividend period with respect to all Preferred Shares of each other series shall have been paid or declared and set aside for payment.

4.                  The holders of Preferred Shares shall be entitled to vote as a class and otherwise as provided by law.

5.                  Preferred shares which have been redeemed or shall have been purchased, converted or otherwise acquired by the Corporation may thereafter be reissued under such terms and conditions, not inconsistent with the provisions of this Section A, as the Board of Directors may thereafter determine.

6.                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and before any distribution of the assets of the Corporation shall be made to or set apart for the holders of the Common Shares or of any other class of shares of the Corporation ranking junior to the Preferred Shares with respect to payment of dividends or upon dissolution, liquidation or winding up of the Corporation, the holders of the shares of each series of the Preferred Shares then outstanding shall be entitled to receive payment of such amount, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series; but such holders upon receipt of such payment shall be entitled to no further payment.

7.                  In case of any liquidation, dissolution or winding up of the Corporation, if the amounts payable with respect to all series of Preferred Shares then outstanding are not paid in full, the shares of all series of the Preferred Shares shall share proportionately in accordance with the respective amounts which would be payable on said shares if all amounts payable were paid in full.

8.                  A consolidation or merger of the Corporation with or into one or more corporations shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section A.

Section B
The Common Shares

1.                  Subject to the limitations set forth in Section A of this Restated Article R-V, the holders of Common Shares shall be entitled to dividends if, when and as the same shall be declared by the Board of Directors out of funds of the Corporation legally available thereof.

2.                  The holders of Common Shares shall be entitled to vote as provided by law.

Section C
The Preferred and Common Shares

No holder of shares of any class of the Corporation shall be entitled as of right to subscribe to or purchase any additional or increased shares of any class (whether now or hereafter authorized), or obligations convertible into any class or classes of shares (whether now or hereafter authorized), or shares of any class convertible into shares of any other class or classes (whether now or hereafter authorized), or obligations, shares or other securities carrying warrants or rights to subscribe to shares of the Corporation of any class or classes (whether now or hereafter authorized), but any and all shares, bonds, debentures or other securities or obligations, whether or not convertible into shares or carrying warrants entitling the holders thereof to subscribe to shares, may be issued, sold or disposed of from time to time by the board of Directors to such persons, firms or corporations and for such consideration (so far as may be permitted by law, by the Articles of Incorporation of the Corporation, and by the terms of any resolution creating any series of Preferred Shares) as the Board of Directors shall from time to time in its absolute discretion determine. Among other things the Board of Directors shall have the right at any time and from time to time to offer, sell and issue shares of any class of the Corporation, or obligations, shares or other securities carrying warrants or rights to subscribe to shares of the Corporation of any class or classes, to employees of the Corporation and to employees of subsidiaries of the Corporation without first offering the same to its shareholders, for such prices or considerations, and upon such terms and conditions as the Board of Directors shall from time to time determine, and upon any such issuance and sale, or plan or proposal to issue and sell, the Board of Directors may classify employees as in its discretion it may deem advisable, and may differentiate between classes, and exclude any class from participation. The fact that an employee may be a director or an officer of the Corporation, or any of its subsidiaries, shall not disqualify him from participation as an employee in any such issuance or sale to employees.

Restated Article R-VI

1.                  A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the Illinois Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit; provided that the foregoing provision shall not eliminate or limit the liability of a director for any act or omission occurring before the date this provision became effective.

2.                  Any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall, in the case of persons who are or were directors or officers of the corporation, and may, as to such other persons, be indemnified (and the corporation shall, in the case of persons who are or were directors or officers of the corporation, and may, as to such other persons, advance expenses incurred in defending such actions, suits or proceedings) to the fullest extent now or hereafter permitted by law.

3.                  The foregoing right of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

RESTATED ARTICLE R-VII

The class and number of shares issued and the amount of paid-in capital on file with the Secretary of State on the date of filing this Amended and Restated Articles of Incorporation are:

Class	Series (If Any)	Number of Shares	Par Value	Paid-in Capital with Respect Thereto
Common	None	2,132,806,242	Without par value	$20,533,463,209
Preferred	None Designated	0	$1	$0
Total Paid-in Capital				$20,533,463,209

RESTATED ARTICLE R-VIII (Amended)

[Intentionally omitted.]

ARTICLE R-IX

A majority of the directors then in office may fill one or more vacancies occurring in the board of directors arising between meetings of shareholders by reason of an increase in the number of directors or otherwise and any director so elected shall serve until the next annual meeting of shareholders, provided that at no time may the number of directors selected to fill vacancies in this manner during any interim period between meetings of shareholders exceed 33-1/3 percent of the total membership of the board of directors.

RESTATED ARTICLE R-X (Amended)

Any proposed amendment to this Amended and Restated Articles of Incorporation subject to a vote of the shareholders pursuant to Section 10.20(c) of the Illinois Business Corporation Act (“IBCA”) (or any successor thereto) shall be adopted by the shareholders of the Corporation upon receipt by the Corporation of the affirmative vote of at least a majority of the votes of the outstanding shares entitled to vote on such proposed amendment (unless any class or series of shares of the Corporation is entitled to vote as a class on such proposed amendment, in which event such proposed amendment shall be adopted by the shareholders of the Corporation upon receipt by the Corporation of the affirmative vote of at least a majority of the outstanding shares of each such class or series of shares entitled to vote as a class on such proposed amendment and of the total outstanding shares entitled to vote on such proposed amendment). The vote requirement for shareholder approval set forth in this Restated Article R-X supersedes the two-thirds vote requirement set forth in Section 10.20(c) of the IBCA.

RESTATED ARTICLE R-XI (Amended)

(i)	Any proposed plan of merger, consolidation or exchange subject to approval by the shareholders pursuant to Section 11.20(a) of the IBCA (or any successor thereto);

(ii)	any sale, lease, exchange, or other disposition of all, or substantially all, the property and assets, with or without the good will, of the Corporation, if not made in the usual and regular course of its business, subject to approval by the shareholders pursuant to Section 11.60(c) of the IBCA (or any successor thereto); and

(iii)	any voluntary dissolution of the Corporation subject to approval by the shareholders pursuant to Section 12.15(c) of the IBCA (or any successor thereto);

in each case, shall be approved by the shareholders of the Corporation upon receipt by the Corporation of the affirmative vote of at least a majority of the votes of the outstanding shares of the Corporation entitled to vote on the applicable matter (unless any class or series of shares of the Corporation is entitled to vote as a class on such matter, in which event such matter shall be approved by the shareholders of the Corporation upon receipt by the Corporation of the affirmative vote of at least a majority of the outstanding shares of each such class or series of shares entitled to vote as a class on such matter and of the total outstanding shares entitled to vote on such matter). The vote requirement for shareholder approval set forth in this Restated Article R-XI supersedes the two-thirds vote requirement set forth in each of the sections of the IBCA referenced above in this Restated Article R-XI.